The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Bearish PLUS until the pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Bearish PLUS and we are not soliciting offers to buy these Bearish PLUS in any state where the offer or sale is not permitted.

Subject to Completion

February 2024

Preliminary Pricing Supplement

Dated February 12, 2024

Registration Statement No. 333-263376

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated May 27, 2022,

Index Supplement dated May 27, 2022

and Product Supplement dated May 27, 2022)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Bearish Performance Leveraged Upside SecuritiesSM (Bearish PLUSSM) due on or about September 5, 2024

$● Based on the Inverse Performance of the S&P 500® Index

Principal at Risk Securities

The Bearish Performance Leveraged Upside SecuritiesSM (the “Bearish PLUS”) offer leveraged inverse exposure to the performance of the S&P 500® Index (the “underlying index”). The Bearish PLUS are for investors who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which provides inverse exposure to a limited range of negative performance of the underlying index. At maturity, if the closing level of the underlying index on the valuation date (the “final level”) is greater than the initial level, the investor is fully exposed to a loss of their initial investment that is proportionate to the percentage increase in the underlying index from the initial level to the final level. If the final level is equal to the initial level, investors will receive the stated principal amount of their investment. If, however, the final level is less than the initial level, investors will receive the stated principal amount of their investment plus the leveraged downside performance of the underlying index, subject to the maximum payment at maturity. In no event will the payment at maturity be less than $0.00. Accordingly, the Bearish PLUS do not guarantee any return of principal at maturity and you could lose some or all of your initial investment. The Bearish PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Bearish PLUS are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the Bearish PLUS and you could lose some or all of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG London Branch (“UBS”)
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per Bearish PLUS
Issue price:	$1,000.00 per Bearish PLUS (see “Commissions and issue price” below)
Denominations:	$1,000.00 per Bearish PLUS and integral multiples thereof
Interest:	None
Pricing date:	Expected to be February 29, 2024, subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Original issue date:

Expected to be March 5, 2024 (3 business days after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bearish PLUS on any date prior to two business days before delivery will be required, by virtue of the fact that the Bearish PLUS will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:

Expected to be August 30, 2024 (to be determined on the pricing date and expected to be approximately 6 months after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the valuation date and the maturity date to ensure that the stated term of the Bearish PLUS remains the same.

Maturity date:

Expected to be September 5, 2024 (to be determined on the pricing date and expected to be 3 business days after the valuation date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement

Payment at maturity:

■ If the final level is less than the initial level:
The lesser of (a) $1,000.00 + Leveraged Payment and (b) Maximum Payment at Maturity.

In no event will the payment at maturity exceed the maximum payment at maturity.

■ If the final level is equal to the initial level:
The Stated Principal Amount of $1,000.00

■ If the final level is greater than the initial level:
$1,000.00 + ($1,000.00 × Bearish Underlying Return)
Accordingly, if the final level is greater than the initial level, you will lose a percentage of your stated principal amount equal to the bearish underlying return and, in extreme situations, you could lose all of your initial investment. In no event will the payment at maturity be less than $0.00.

Bearish underlying return:	The quotient, expressed as a percentage, of (i) the initial level minus the final level, divided by (ii) the initial level. Expressed as a formula: (Initial Level - Final Level) / Initial Level
Leveraged payment:	$1,000.00 × Leverage Factor × Bearish Underlying Return
Maximum gain:	33.00%
Initial level:	●, which is the closing level of the underlying index on the pricing date, as determined by the calculation agent
Final level:	The closing level of the underlying index on the valuation date, as determined by the calculation agent
Leverage factor:	3.0
Maximum payment at maturity:	$1,330.00 per Bearish PLUS, which is equal to $1,000.00 + ($1,000.00 × Maximum Gain)
CUSIP/ISIN:	90279W4F8 / US90279W4F88
Listing:	The Bearish PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Bearish PLUS:	100.00%	1.00%(a) + 0.50%(b) 1.50%	98.50%
Total:	$●	$●	$●

(1)UBS Securities LLC will purchase from UBS AG the Bearish PLUS at the price to public less a fee of $15.00 per $1,000.00 stated principal amount of Bearish PLUS. UBS Securities LLC will agree to resell all of the Bearish PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)     a fixed sales commission of $10.00 per $1,000.00 stated principal amount of Bearish PLUS that Morgan Stanley Wealth Management sells and

(b)a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Bearish PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Bearish PLUS as of the pricing date is expected to be between $951.50 and $981.50. The range of the estimated initial value of the Bearish PLUS was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Bearish PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 17 herein.

Notice to investors: the Bearish PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Bearish PLUS at maturity, and the Bearish PLUS have the inverse downside market risk as that of the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Bearish PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the Bearish PLUS.

You should carefully consider the risks described under “Risk Factors” beginning on page 15 herein and under “Risk Factors” beginning on page PS-9 of the product supplement before purchasing any Bearish PLUS. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Bearish PLUS. You may lose some or all of your initial investment in the Bearish PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Bearish PLUS or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Bearish PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

 Product supplement dated May 27, 2022  Index supplement dated May 27, 2022  Prospectus dated May 27, 2022

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

Additional Information About UBS and the Bearish PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement and an index supplement for various securities we may offer, including the Bearish PLUS) with the Securities and Exchange Commission, (the “SEC”), for the offering to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

￭	Prospectus dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm
￭	Index Supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm
￭	Product Supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011628/ubs2000004208_424b2-04373.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Bearish PLUS” refers to the Bearish Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated May 27, 2022, references to the “accompanying index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated May 27, 2022.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Bearish PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Bearish PLUS prior to their issuance. In the event of any changes to the terms of the Bearish PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the accompanying index supplement; and finally, the accompanying prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

February 2024 Page 2

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

Investment Overview

Bearish Performance Leveraged Upside Securities

The Bearish PLUS Based on the Performance of the S&P 500® Index due on or about September 5, 2024 can be used:

￭As an alternative to direct exposure to the underlying index that provides investors with an opportunity to receive enhanced inverse exposure to a certain range of negative performance of the underlying index; however, by investing in the Bearish PLUS, you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “index constituent stocks”) or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the underlying index or the negative performance of the underlying index beyond a level that, when multiplied by the leverage factor, exceeds the maximum gain is appropriate for you.

￭To enhance returns and potentially outperform the underlying index in a moderately bearish scenario.

￭To achieve similar levels of inverse exposure to the underlying index as that of a hypothetical direct inverse investment while using fewer dollars by taking advantage of the leverage factor.

The Bearish PLUS are exposed inversely on a 1:1 basis to the positive performance of the underlying index.

Maturity:	Approximately 6 months
Leverage factor:	3.0
Maximum payment at maturity:	$1,330.00 per Bearish PLUS, which is equal to $1,000.00 + ($1,000.00 × Maximum Gain)
Maximum gain:	33.00%
Interest:	None
Minimum payment at maturity:	None. Investors may lose all of their initial investment in the Bearish PLUS.
Listing:	The Bearish PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

Key Investment Rationale

Investors can use the Bearish PLUS to leverage inverse exposure to a limited range of decline in the level of the underlying index by a factor of 3.0, up to the maximum gain. At maturity, investors will receive an amount in cash based upon the bearish underlying return. Investors may lose all of their initial investment in the Bearish PLUS. In no event will the payment at maturity be less than $0.00.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks and the Bearish PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Leveraged Inverse Performance

The Bearish PLUS offer investors an opportunity to capture enhanced returns relative to a hypothetical direct inverse investment in the underlying index or the index constituent stocks, within a certain range of negative performance.

Upside Scenario

If the final level is less than the initial level, at maturity, the Bearish PLUS redeem for the lesser of (a) the stated principal amount of $1,000.00 plus the leveraged payment and (b) the maximum payment at maturity.

Par Scenario	If the final level is equal to the initial level, at maturity you will receive the stated principal amount.

Downside Scenario

If the final level is greater than the initial level, at maturity you will receive less than the stated principal amount, if anything, resulting in a percentage loss of your initial investment equal to the bearish underlying return. For example, if the bearish underlying return is -35%, each Bearish PLUS will redeem for $650.00, or 65% of the stated principal amount. There is no minimum payment on the Bearish PLUS and you could lose all of your initial investment. In no event will the payment at maturity be less than $0.00.

February 2024 Page 3

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

Investor Suitability

The Bearish PLUS may be suitable for you if:

■You fully understand the risks of an investment in the Bearish PLUS, including the risk of loss of all of your initial investment.

■You seek an investment that has inverse market risk relative to a hypothetical direct investment in the underlying index or the index constituent stocks.

■You believe that the final level of the underlying index will be less than the initial level and, if the final level is greater than the initial level, you can tolerate receiving a payment at maturity that will be less than the stated principal amount and may be zero.

■You believe that the level of the underlying index will decline over the term of the Bearish PLUS, and that the percentage of such decline, when multiplied by the leverage factor, is unlikely to exceed the maximum gain indicated on the cover hereof.

■You can tolerate fluctuations in the price of the Bearish PLUS prior to maturity that may be similar to or exceed the fluctuations in the level of the underlying index.

■You understand and accept that your potential return on the Bearish PLUS is limited to the maximum gain and you are willing to invest in the Bearish PLUS based on the maximum payment at maturity indicated on the cover hereof.

■You do not seek current income from your investment and are willing to forgo any dividends paid on any index constituent stocks.

■You are willing and able to hold the Bearish PLUS to maturity, a term of approximately 6 months, and accept that there may be little or no secondary market for the Bearish PLUS.

■You understand and are willing to accept the risks associated with the underlying index.

■You are willing to assume the credit risk of UBS for all payments under the Bearish PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

■You understand that the estimated initial value of the Bearish PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Bearish PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Bearish PLUS may not be suitable for you if:

■You do not fully understand the risks of an investment in the Bearish PLUS, including the risk of loss of all of your initial investment.

■You require an investment designed to provide a full or at least partial return of principal at maturity.

■You are not willing to make an investment that has inverse downside market risk as that of a hypothetical direct investment in the underlying index or the index constituent stocks.

■You believe that the final level of the underlying index will be greater than the initial level, or you believe that the final level will be less than the initial level and that the percentage decline, when multiplied by the leverage factor, is likely to exceed an amount equal to the maximum gain indicated on the cover hereof.

■You seek an investment that has an unlimited return potential or you are unwilling to invest in the Bearish PLUS based on the maximum payment at maturity indicated on the cover hereof.

■You cannot tolerate fluctuations in the price of the Bearish PLUS prior to maturity that may be similar to or exceed the fluctuations in the level of the underlying index.

■You seek current income from your investment or prefer to receive the dividends paid on the index constituent stocks.

■You are unable or unwilling to hold the Bearish PLUS to maturity, a term of approximately 6 months, or seek an investment for which there will be an active secondary market.

■You do not understand or are not willing to accept the risks associated with the underlying index.

■You are not willing to assume the credit risk of UBS for all payments under the Bearish PLUS, including any repayment of principal.

February 2024 Page 4

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

Fact Sheet

The Bearish PLUS offered are unsubordinated, unsecured debt obligations issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement, the accompanying index supplement and accompanying prospectus, as supplemented or modified by this document. At maturity, an investor will receive for each Bearish PLUS that the investor holds an amount in cash, if anything, that may be greater than, equal to or less than the stated principal amount based upon the bearish underlying return and whether the final level is less than, equal to or greater than the initial level. The Bearish PLUS do not guarantee any return of principal at maturity and investors may lose all of their initial investment in the Bearish PLUS. All payments on the Bearish PLUS are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amount owed to you under the Bearish PLUS and, in extreme situations, you could lose all of your initial investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
Expected to be February 29, 2024	Expected to be March 5, 2024 (3 business days after the pricing date)	Expected to be August 30, 2024 (approximately 6 months after the pricing date)	Expected to be September 5, 2024 (3 business days after the valuation date)

Key Terms
Issuer:	UBS AG London Branch
Underlying index:	S&P 500® Index
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per Bearish PLUS
Issue price:	$1,000.00 per Bearish PLUS
Denominations:	$1,000.00 per Bearish PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

■ If the final level is less than the initial level:
The lesser of (a) $1,000.00 + Leveraged Payment and (b) Maximum Payment at Maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

■ If the final level is equal to the initial level:
The Stated Principal Amount of $1,000.00

■ If the final level is greater than the initial level:
$1,000.00 + ($1,000.00 × Bearish Underlying Return)
Accordingly, if the final level is greater than the initial level, you will lose a percentage of your stated principal amount equal to the bearish underlying return and, in extreme situations, you could lose all of your initial investment. In no event will the payment at maturity be less than $0.00.

Bearish underlying return:	The quotient, expressed as a percentage, of (i) the initial level minus the final level, divided by (ii) the initial level. Expressed as a formula: (Initial Level −Final Level) / Initial Level
Leveraged payment:	$1,000.00 × Leverage Factor × Bearish Underlying Return
Initial level:	●, which is the closing level of the underlying index on the pricing date, as determined by the calculation agent
Final level:	The closing level of the underlying index on the valuation date, as determined by the calculation agent
Leverage factor:	3.0
Maximum payment at maturity:	$1,330.00 per Bearish PLUS, which is equal to $1,000.00 + ($1,000.00 × Maximum Gain)
Maximum gain:	33.00%
Risk factors:	Please see “Risk Factors” herein

February 2024 Page 5

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

Additional Information About the Bearish PLUS

General Information
Listing:	The Bearish PLUS will not be listed or displayed on any securities exchange or any electronic communication network.
Tax considerations:

The U.S. federal income tax consequences of your investment in the Bearish PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Bearish PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Bearish PLUS, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Bearish PLUS, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Bearish PLUS as prepaid derivative contracts with respect to the underlying index. If your Bearish PLUS are so treated, you should generally recognize gain or loss upon the taxable disposition of your Bearish PLUS. Such gain or loss should generally be short-term capital gain or loss in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Bearish PLUS. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Bearish PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Bearish PLUS, it is possible that your Bearish PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Bearish PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Bearish PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Bearish PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Bearish PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Bearish PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving

February 2024 Page 6

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Bearish PLUS.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Bearish PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Bearish PLUS if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Bearish PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the issuer of any index constituent stock (an “index constituent stock issuer”) would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Bearish PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Bearish PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Bearish PLUS upon a taxable disposition of the Bearish PLUS to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition may be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent issuer as a USRPHC and the Bearish PLUS as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Based on our determination that the Bearish PLUS are not “delta-one” with respect to the underlying index or any index constituent stock, our special U.S. tax counsel is of the opinion that the Bearish PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Bearish PLUS are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Bearish PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, index constituent stocks or your Bearish PLUS, and following such occurrence your Bearish PLUS could be treated as delta-

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Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Bearish PLUS under these rules if you enter, or have entered, into certain other transactions in respect of the underlying index, index constituent stocks or the Bearish PLUS. If you enter, or have entered, into other transactions in respect of the underlying index, index constituent stocks or the Bearish PLUS, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Bearish PLUS in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Bearish PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Bearish PLUS.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the Bearish PLUS is unclear, it is possible that any payment with respect to the Bearish PLUS could be subject to the FATCA rules. If withholding applies to the Bearish PLUS, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the Bearish PLUS.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the Bearish PLUS purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Bearish PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Bearish PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Bearish PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Bearish PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Bearish PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Bearish PLUS as described below.

In connection with the sale of the Bearish PLUS, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the underlying index or index constituent stocks, or purchases and sales of Bearish PLUS, in each case before, on and/or after the pricing date of the Bearish PLUS. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in securities similar to

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the Bearish PLUS from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Bearish PLUS from time to time and payment on the Bearish PLUS at maturity. See “Risk Factors” herein for a discussion of these adverse effects

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the Bearish PLUS specified on the front cover of this document at the price to public less a fee of $15.00 per $1,000.00 stated principal amount of Bearish PLUS. UBS Securities LLC will agree to resell all of the Bearish PLUS to Morgan Stanley Wealth Management with an underwriting discount of $15.00 reflecting a fixed sales commission of $10.00 and a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Bearish PLUS that Morgan Stanley Wealth Management sells. UBS or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus in a market-making transaction for any Bearish PLUS after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Bearish PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Bearish PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Bearish PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Bearish PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Bearish PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Bearish PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Bearish PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of sales to EEA & UK retail investors :

The Bearish PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Bearish PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Bearish PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the

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EU PRIIPs Regulation.

The Bearish PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Bearish PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Bearish PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This document represents a summary of the terms and conditions of the Bearish PLUS. We encourage you to read the accompanying product supplement, the accompanying index supplement and accompanying prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

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How the Bearish PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Bearish PLUS will be determined on the pricing date and will be specified in the final pricing supplement):

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Stated principal amount:	$1,000.00 per Bearish PLUS
Leverage factor:	3.0
Hypothetical Initial Level:	5,000
Maximum Payment at Maturity:	$1,330.00 per Bearish PLUS
Maximum Gain:	33.00%
Minimum Payment at Maturity:	None

EXAMPLE 1: The underlying index declines over the term of the Bearish PLUS, and investors receive the stated principal amount plus the leveraged payment.

Final level	4,850
Bearish Underlying Return	(5,000 − 4,850) / 5,000 = 3.00%
Payment at Maturity	= lesser of (a) $1,000.00 + Leveraged Payment and (b) Maximum Payment at Maturity
= lesser of (a) $1,000.00 + ($1,000.00 × Leverage Factor × Bearish Underlying Return) and (b) $1,000.00 + ($1,000.00 × Maximum Gain)
= lesser of (a) $1,000.00 + ($1,000.00 × 3.0 × 3.00%) and (b) $1,000.00 + ($1,000.00 × 33.00%)
= lesser of (a) $1,090.00 and (b) $1,330.00 = $1,090.00 (Payment at Maturity)

In Example 1, the final level is less than the initial level and the bearish underlying return is 3.00%. Therefore, at maturity, investors receive the stated principal amount plus a return equal to 3.0 times the bearish underlying return, resulting in a payment at maturity of $1,090.00 per Bearish PLUS (a total return of 9.00%).

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EXAMPLE 2: The underlying index declines over the term of the Bearish PLUS, and investors receive the maximum payment at maturity.

Final level	3,750
Bearish Underlying Return	(5,000 − 3,750) / 5,000 = 25.00%
Payment at Maturity	= lesser of (a) $1,000.00 + Leveraged Payment and (b) Maximum Payment at Maturity
= lesser of (a) $1,000.00 + ($1,000.00 × Leverage Factor × Bearish Underlying Return) and (b) $1,000.00 + ($1,000.00 × Maximum Gain)
= lesser of (a) $1,000.00 + ($1,000.00 × 3.0 × 25.00%) and (b) $1,000.00 + ($1,000.00 × 33.00%)
= lesser of (a) $1,750.00 and (b) $1,330.00 = $1,330.00 (Payment at Maturity)

In Example 2, the final level is less than its initial level and the bearish underlying return is 25.00%. Because the bearish underlying return, when multiplied by the leverage factor of 3.0, is greater than the maximum gain, investors receive the maximum payment at maturity, resulting in a payment at maturity of $1,330.00 (a total return of 33.00%).

EXAMPLE 3: The underlying index appreciates over the term of the Bearish PLUS, and investors receive less than the stated principal amount at maturity.

Final level	6,000
Bearish Underlying Return	(5,000 − 6,000) / 5,000 = −20.00%
Payment at Maturity	= $1,000.00 + ($1,000.00 × Bearish Underlying Return)
= $1,000.00 + ($1,000.00 × −20.00%)
= $1,000.00 + (−$200.00)
= $800.00 (Payment at Maturity)

In Example 3, the final level is greater than the initial level and the bearish underlying return is -20.00%. Because the final level of the bearish underlying index is greater than its initial level, investors are negatively exposed to the appreciation in the level of the underlying index from its initial level, resulting in a payment at maturity of $800.00 per Bearish PLUS (a loss of 20.00%).

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How it works

￭Upside Scenario. If the final level is less than the initial level, investors will receive the lesser of (a) the stated principal amount of $1,000.00 plus the leveraged payment and (b) the maximum payment at maturity. Under the hypothetical terms of the Bearish PLUS, an investor will realize the maximum payment at maturity if the underlying index declines to a final level that is 89.00% of the initial level.

￭If the bearish underlying return is 3.00%, investors will receive a return of 9.00%, or $1,090.00 per Bearish PLUS.

￭If the bearish underlying return is 11.00%, investors will receive only the hypothetical maximum payment at maturity of $1,330.00 per Bearish PLUS, a return of 33.00%.

￭If the bearish underlying return is 30.00%, investors will receive only the hypothetical maximum payment at maturity of $1,330.00 per Bearish PLUS, a return of 33.00%.

￭Par Scenario. If the final level is equal to the initial level, investors will receive an amount equal to the $1,000.00 stated principal amount.

￭If the bearish underlying return is 0%, investors will receive an amount equal to the $1,000.00 stated principal amount.

￭Downside Scenario. If the final level is greater than the initial level, investors will receive an amount that is less than the $1,000.00 stated principal amount, if anything, resulting in a percentage loss of their initial investment that is proportionate to the percentage increase in the underlying index from the initial level to the final level.

￭If the bearish underlying return is -35.00%, investors would lose 35.00% of the stated principal amount and receive only $650.00 per Bearish PLUS at maturity, or 65.00% of the stated principal amount. There is no minimum payment at maturity on the Bearish PLUS and investors may lose all of their initial investment. In no event will the payment at maturity be less than $0.00.

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Payment at Maturity

At maturity, investors will receive for each $1,000.00 stated principal amount of Bearish PLUS that they hold an amount in cash based upon the bearish underlying return of the underlying index on the valuation date, as determined as follows:

If the final level is less than the initial level:

The lesser of (a) $1,000.00 + leveraged payment and (b) the maximum payment at maturity.

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the final level is equal to the initial level:

The Stated Principal Amount of $1,000.00

If the final level is greater than the initial level:

$1,000.00 + ($1,000.00 × Bearish Underlying Return)

Accordingly, if the final level is greater than the initial level, you will lose a percentage of your stated principal amount equal to the bearish underlying return and, in extreme situations, you could lose all of your initial investment. In no event will the payment at maturity be less than $0.00.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bearish PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Bearish PLUS.

Risks Relating to Return Characteristics

￭The Bearish PLUS do not pay interest or guarantee return of the stated principal amount and your investment in the Bearish PLUS may result in a loss. The terms of the Bearish PLUS differ from those of ordinary debt securities in that the Bearish PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final level is greater than the initial level, you will lose a percentage of your stated principal amount that is proportionate to the percentage increase in the underlying index from the initial level to the final level and, in extreme situations, you could lose all of your initial investment. There is no minimum payment at maturity on the Bearish PLUS, and, accordingly, you could lose some, or in extreme situations, all of your initial investment. In no event will the payment at maturity be less than $0.00.

￭Your potential return on the Bearish PLUS is limited to the maximum gain. The Bearish PLUS are designed for investors who believe that the level of the underlying index will decline over the term of the Bearish PLUS. Any return potential of the Bearish PLUS is limited to the maximum gain indicated on the cover hereof. Therefore, you will not benefit from any bearish underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain and your return on the Bearish PLUS may be less than that of a hypothetical direct inverse investment in the underlying index or the index constituent stocks.

￭The leverage factor applies only if you hold the Bearish PLUS to maturity. You should be willing to hold the Bearish PLUS to maturity. If you are able to sell the Bearish PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than the leverage factor multiplied by the then-current bearish underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the leverage factor, subject to the potential maximum gain from UBS, only if you hold the Bearish PLUS to maturity.

■The contingent repayment of principal at maturity applies only at maturity. You should be willing to hold the Bearish PLUS to maturity. If you are able to sell the Bearish PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying index is less than or equal to the initial level.

■The Bearish PLUS provide inverse exposure to the underlying index. Unlike a hypothetical direct inverse investment in the underlying index or the index constituent stocks, which would be positively correlated to the return of the underlying index or index constituent stocks, the Bearish PLUS provide the opportunity to receive a leveraged return limited to the maximum gain based on the inverse performance of the underlying index. You will only receive a positive return on your investment if the final level is less than the initial level, if the final level is greater than the initial level, you will lose a percentage of your stated principal amount that is proportionate to the percentage increase in the underlying index from the initial level to the final level and you may lose up to your entire investment in the Bearish PLUS. In no event will the payment at maturity be less than $0.00.

Risks Relating to Characteristics of the Underlying Index

￭Market risk. The return on the Bearish PLUS, which may be positive or negative, is linked to the performance of the underlying index and indirectly linked to the inverse value of the index constituent stocks. The level of the underlying index can rise or fall sharply due to factors specific to the underlying index or its index constituent stocks, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Bearish PLUS, should conduct your own investigation into the underlying index and index constituent stocks.

￭There can be no assurance that the investment view implicit in the Bearish PLUS will be successful. It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall and there can be no assurance that the final level will be less than the initial level. The final level (and therefore the bearish underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stock issuers. You should be willing to accept the risks associated with the

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relevant markets tracked by the underlying index in general and each index constituent stock in particular, and the risk of losing some or all of your initial investment.

￭Changes that affect the underlying index, including regulatory changes, will affect the market value of, and return on, your Bearish PLUS. The policies of the index sponsor as specified under “Information About the Underlying Index” (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Further, indices like the underlying index have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the underlying index) or the administrator (the index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying index, it may deem the closing level of the original underlying index on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such event and potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Bearish PLUS.

￭The underlying index reflects price return, not total return. The return on the Bearish PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on the Bearish PLUS will not include such a total return feature or dividend component.

￭UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests. UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict the index sponsor’s actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Bearish PLUS offering in any way and has no obligation to consider your interest as an owner of the Bearish PLUS in taking any actions that might affect the market value of, and any amount payable on, your Bearish PLUS.

Estimated Value Considerations

￭The issue price you pay for the Bearish PLUS will exceed their estimated initial value. The issue price you pay for the Bearish PLUS will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the Bearish PLUS by reference to our internal pricing models and the estimated initial value of the Bearish PLUS will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Bearish PLUS incorporate certain variables, including the level of the underlying index, volatility of the underlying index and index constituent stocks, any dividends paid on the index constituent stocks, prevailing interest rates, the term of the Bearish PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Bearish PLUS to you. Due to these factors, the estimated initial value of the Bearish PLUS as of the pricing date will be less than the issue price you pay for the Bearish PLUS.

￭The estimated initial value is a theoretical price and the actual price that you may be able to sell your Bearish PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Bearish PLUS at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlying Index —Market risk”

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above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Bearish PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Bearish PLUS determined by reference to our internal pricing models. The estimated initial value of the Bearish PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Bearish PLUS in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Bearish PLUS as of the pricing date. We may determine the economic terms of the Bearish PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Bearish PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Bearish PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Bearish PLUS.

Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the Bearish PLUS. The Bearish PLUS will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the Bearish PLUS and may stop making a market at any time. If you are able to sell your Bearish PLUS prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Bearish PLUS will develop. The estimated initial value of the Bearish PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Bearish PLUS in any secondary market at any time.

￭The price at which UBS Securities LLC and its affiliates may offer to buy the Bearish PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Bearish PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Bearish PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the Bearish PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Bearish PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Bearish PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Bearish PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Bearish PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of the Bearish PLUS prior to maturity. The market price of the Bearish PLUS will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index and index constituent stocks; any dividends paid on the index constituent stocks; the time remaining to the maturity of the Bearish PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Bearish PLUS.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect

February 2024 Page 17

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Bearish PLUS in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflict of interest. UBS and its affiliates may engage in business with the index constituent stock issuers or trading activities related to the underlying index or any index constituent stocks, which may present a conflict between the interests of UBS and you, as a holder of the Bearish PLUS. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity, if any, based on the observed closing level of the underlying index. The calculation agent can postpone the determination of the initial level or final level (and therefore the original issue date or maturity date, as applicable) if a market disruption event occurs and is continuing on the pricing date or valuation date, respectively. As UBS determines the economic terms of the Bearish PLUS, including the maximum gain and leverage factor, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Bearish PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the Bearish PLUS, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the Bearish PLUS. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the Bearish PLUS and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the Bearish PLUS to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the Bearish PLUS to you.

￭Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amounts payable on, the Bearish PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Bearish PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of, and any amounts payable on, the Bearish PLUS. These hedging or trading activities on or prior to the pricing date could potentially affect the initial level of the underlying index. Additionally, these hedging or trading activities during the term of the Bearish PLUS could potentially affect the level of the underlying index on the valuation date and the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Bearish PLUS declines.

￭Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Bearish PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Bearish PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Bearish PLUS and the underlying index.

￭Potential UBS impact on price. Trading or hedging transactions by UBS and/or its affiliates in any index constituent stock, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or index constituent stocks may adversely affect the level of the underlying index, the performance and, therefore, the market value of, and any amount payable on, the Bearish PLUS.

February 2024 Page 18

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

Risks Relating to General Credit Characteristics

￭Credit risk of UBS. The Bearish PLUS are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Bearish PLUS, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Bearish PLUS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Bearish PLUS, you could lose all of your initial investment.

￭The Bearish PLUS are not bank deposits. An investment in the Bearish PLUS carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Bearish PLUS have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Bearish PLUS and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Bearish PLUS) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Bearish PLUS, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Bearish PLUS. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Bearish PLUS) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Bearish PLUS will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Bearish PLUS. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Bearish PLUS, the price or value of their investment in the Bearish PLUS and/or the ability of UBS to satisfy its obligations under the Bearish PLUS and could lead to holders losing some or all of their investment in the Bearish PLUS. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Bearish PLUS or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

February 2024 Page 19

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the Bearish PLUS are uncertain. You should read carefully the section entitled “Tax Considerations” herein and the section entitled “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and consult your tax advisor about your tax situation.

February 2024 Page 20

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

Information About the Underlying Index

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SPX.

Information as of market close on February 9, 2024:

Bloomberg Ticker Symbol:	SPX <Index>	52 Week High (on February 9, 2024):	5,026.61
Current Index Level:	5,026.61	52 Week Low (on March 13, 2023):	3,855.76
52 Weeks Ago (on February 9, 2023):	4,081.50

February 2024 Page 21

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the underlying index for the specified period. The closing level of the underlying index on February 9, 2024 was 5,026.61. The graph below sets forth the daily closing levels of the underlying index for the period from January 1, 2014 through February 9, 2024. The actual initial level will be determined on the pricing date. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including the valuation date.

S&P 500® Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter (through February 9, 2024)	5,026.61	4,688.68	5,026.61

February 2024 Page 22

Bearish PLUSSM due on or about September 5, 2024 $● Based on the Performance of the S&P 500® Index Principal at Risk Securities

S&P 500® Index – Daily Closing Levels January 1, 2014 to February 9, 2024

6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-2014
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024

February 2024 Page 23

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Bearish PLUS in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information About UBS and the Bearish PLUS	2
Investment Overview	3
Key Investment Rationale	3
Investor Suitability	4
Fact Sheet	5
Additional Information About the Bearish PLUS	6
How the Bearish PLUS Work	11
How it works	13
Payment at Maturity	14
Risk Factors	15
Information About the Underlying Index	21

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-76
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Index	IS-18
Non-U.S. Indices	IS-25
EURO STOXX 50® Index	IS-25
FTSETM 100 Index	IS-30
MSCI Indexes	IS-34
MSCI-EAFE® Index	IS-34
MSCI® Emerging Markets IndexSM	IS-34
MSCI® Europe Index	IS-35

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$•

UBS AG Bearish PLUS

due on or about September 5, 2024

Preliminary Pricing Supplement dated February 12, 2024

(To Product Supplement dated May 27, 2022,

Index Supplement dated May 27, 2022

and Prospectus dated May 27, 2022)

UBS Investment Bank

UBS Securities LLC